Exhibit 19.1

INSIDER TRADING POLICY

The Board of Directors of Beyond Meat, Inc. (the “Company”) has adopted this policy to provide guidelines to all directors, officers, and employees of the Company and its subsidiaries and certain other designated persons with respect to trading in the Company securities, as well as the securities of publicly traded companies with whom the Company has a business relationship.

This policy has been designed to prevent insider trading or even allegations of insider trading. Your strict adherence to this policy will help safeguard the Company’s reputation and will further ensure that the Company conducts its business with the highest level of integrity and in accordance with the highest ethical standards. Each individual is responsible for the consequences of his or her actions. You are responsible for understanding and complying with this policy and for ensuring that members of your household comply with this policy.
Federal and state securities laws prohibit the purchase or sale of a company’s securities by anyone who is aware of material information about that company that is not generally known or available to the public. These laws also prohibit anyone who is aware of material non-public information from disclosing this information to others who may trade. Companies and their controlling persons may also be subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.
Insider trading is a crime. The penalties for insider trading include civil fines of up to three times the profit gained or loss avoided, and criminal fines of up to $5,000,000 for individuals and $25 million for corporations and up to twenty years in jail for each violation. The Securities and Exchange Commission (“SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority (“FINRA”) use sophisticated electronic surveillance techniques to uncover insider trading, and there is a very high likelihood that federal or other regulatory authorities will detect and prosecute insider trading violations involving even small dollar amounts. Employees of the Company who violate this policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment for cause. In addition, if the Company becomes aware of a violation of this policy, the Company may inform the appropriate governmental authorities. In determining consequences resulting from a violation of this policy, the Compliance Officer (as defined below) will consider a number of factors including, but not limited to, the individual’s culpability, cooperation with the investigation, the individual’s past violations, if any, consistency with consequences for other violations, if any, the availability of restitution, penalties assessed by regulators, the need for deterrence and the extent of the harm to the Company, including the impact on Company culture.
Persons Covered
As a director, officer, or employee of the Company or its subsidiaries, this policy applies to you. This policy also applies to you if you have been designated by the Compliance Officer (as defined below) as being subject to this policy. The same restrictions that apply to you apply to your family members
Commercial and Confidential Property of Beyond Meat®

INSIDER TRADING POLICY
who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in the Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in the Company securities); it also covers venture capital firms and other entities (such as partnerships, trusts and corporations) that are affiliated or associated with you or such persons. You are responsible for making sure that any transaction in securities covered by this policy by you or any of these people or entities complies with this policy. All such persons subject to this policy are herein referred to as “Covered Persons.”
An affiliate of a person subject to this policy is someone who directly or indirectly controls or is controlled by, or is under common control with such person. An associate of a person subject to this policy is (x) a corporation or organization (other than the Company or a majority owned subsidiary of the Company) of which such person is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities or (y) any trust in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity.
Definition of Material Non-Public Information
“Material non-public information” is any material information about a company that is non-public.
Information is “material” if a reasonable investor would likely consider it important in making a decision to buy, hold or sell securities. Any information that could reasonably be expected to affect the price of the security is material. The information may be positive or negative. Financial information is frequently material, even if it covers only part of a fiscal period or less than all of the Company’s operations, since either of these might convey enough information about the Company’s consolidated results to be considered material information. Other common examples of information that may be material include:
•information regarding sales, revenues or earnings (including projections);
•information regarding financial results, financial condition and financial forecasts of any kind, including earnings estimates, changes in previously announced earnings estimates or estimates of expenses;
•significant changes in manufacturing and production capacity;
•significant business trends and metrics;
•significant proposed mergers, acquisitions, investments or divestitures;
•significant developments in products or services;
•the availability of sufficient high quality, raw materials to manufacture the Company’s products
Commercial and Confidential Property of Beyond Meat®

INSIDER TRADING POLICY
•quality or health issues with our products or other issues that adversely affect the Company’s brand and reputation
•gain or loss of substantial customers or suppliers;
•execution, renewal, changes to or termination of significant contracts;
•layoffs or restructurings;
•cybersecurity incidents and data breaches;
•capital requirements, financings or restructurings;
•significant unusual gains or losses;
•changes in business strategies;
•developments in significant litigation or government investigations;
•significant disruption in, or breach in security of information technology systems and resultant interruptions in service;
•public or private debt or equity offerings;
•significant changes in senior management or board of directors;
•Company share repurchases; or
•stock splits or dividend information.
It is not possible to define all categories of material information, and you should recognize that the public, the media and the courts may use hindsight in judging what is material. Further, the materiality of particular information is subject to reassessment on a regular basis. Therefore, it is important to err on the safe side and assume information is material if there is any doubt. You may also consult with the Compliance Officer. The “Compliance Officer” means the Company’s Chief Legal Officer; provided that in the event there is no Chief Legal Officer or the Chief Legal Officer is unavailable, the Company’s Chief Financial Officer shall be authorized to serve as the Compliance Officer in the interim or to designate another person as the Compliance Officer. While you are encouraged to consult with the Compliance Officer, you should be aware that the Compliance Officer cannot provide you with personal legal advice.
Information is “non-public” if it is not generally known or available to the public. Information may still be non-public even though it is widely known within the Company.
Commercial and Confidential Property of Beyond Meat®

INSIDER TRADING POLICY
Release of information to the media does not immediately mean the information has become publicly available. Information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb and evaluate it. Ordinarily, information about the Company should not be considered public until at least one full trading day has passed following its formal release to the market. For example, if the Company announces earnings before trading begins on a Tuesday, the first time you can buy or sell the Company securities is the opening of the market on Wednesday (assuming you are not aware of other material non-public information at that time). If, however, the Company announces earnings after trading begins that Tuesday, the first time you can buy or sell the Company securities is the opening of the market on Thursday.
Requirements Applicable to Everyone
No transacting in the Company securities while aware of material non-public information
You are prohibited from engaging in any transaction in the Company securities while aware of material non-public information about the Company. It makes no difference whether or not you relied upon or used material non-public information in deciding to transact in Company securities – if you are aware of material non-public information about the Company, the prohibition applies. You should avoid even the appearance of an improper transaction to preserve the Company’s reputation for adhering to the highest ethical standards of conduct.
This prohibition covers virtually all transactions in the Company securities. “Securities” includes common stock, options to purchase common stock, debt securities, preferred stock and derivative securities such as put and call options, warrants, swaps, caps and collars. Transactions in the Company securities include purchases, sales, pledges, hedges, loans and gifts (including, without limitation, donations) of the Company securities, as well as other direct or indirect transfers of the Company securities. Certain of these transactions are addressed in more detail below and may not be permitted under this policy. This prohibition extends to transactions in the Company securities in which you have any “beneficial” or other interest, or over which you exercise investment control, including:
•transactions in the Company securities held in joint accounts or accounts of persons or entities controlled directly or indirectly by you;
•transactions in the Company securities for which you act as trustee, executor or custodian; and
•transactions in any other account or investment involving in any way any Company securities over which you exercise any direct or indirect control.
Stock Option Exercises. This prohibition does not apply to the exercise of stock options issued under the Company plans if the exercise price is paid in cash or through the Company withholding a portion of the shares underlying the options. Similarly, the Company may withhold underlying shares to satisfy tax withholding requirements. This prohibition does apply, however, to sales of the underlying stock and
Commercial and Confidential Property of Beyond Meat®

INSIDER TRADING POLICY
broker-assisted cashless exercises of options, as well as to any other market sales for the purpose of generating the cash needed to cover the costs of exercise.
Settlement of Restricted Stock Units. This prohibition does not apply to the automatic deduction of shares by the Company from your restricted stock unit account to satisfy the minimum statutory tax withholding liability upon settlement of restricted stock units. This prohibition does not apply to any mandatory open market sale of vested shares arranged by the Company on your behalf to satisfy tax withholding liabilities upon settlement of vested restricted stock units.
Employee Stock Purchase Plan. This prohibition does not restrict your purchase of shares under the Company’s Employee Stock Purchase Plan (the “ESPP”). It does, however apply to the sales of shares you have purchased pursuant to the ESPP. Additionally, you should not base your decision to participate in the ESPP or your decision to change your election under the ESPP on material, non-public information.
10b5-1 Plans. This prohibition does not apply to trades made pursuant to a valid “10b5-1 plan” approved by the Company as described below.
Dividend Reinvestment Plan. This prohibition does not apply to purchases of the Company stock under any Company dividend reinvestment plan that result from your reinvestment of dividends paid on the Company stock held in such plan. This prohibition does apply, however, to other purchases of the Company stock under the plan that result from additional contributions you choose to make to the dividend reinvestment plan, or to increases or decreases in your level of participation in the plan. This prohibition also applies to your sale of any Company securities purchased pursuant to the plan.
No short sales of the Company securities. You may not engage in short sales of the Company securities (sales of securities that are not then owned), including “sales against the box” (short sales not exceeding the number of shares already owned). Generally, short sales are transactions whereby a person will benefit from a decline in the price of the securities, and the Company believes it is inappropriate for associates to engage in these transactions with respect to the Company securities.
No trading in derivatives of the Company. You may not trade in derivatives of the Company’s securities, such as exchange-traded put or call options and forward transactions.
No hedging transactions. Certain forms of hedging or monetization transactions may offset a decrease, or limit your ability to profit from an increase, in the value of the Company securities you hold, enabling you to continue to own the Company securities without the full risks and rewards of ownership. The Company believes that such transactions separate the holder's interests from those of other stockholders. Therefore, you and any person acting on your behalf are prohibited from purchasing any financial instruments (such as prepaid variable forward contracts, equity swaps, collars or exchange funds) or otherwise engaging in any transactions that hedge or offset any decrease in the market value of the Company securities or limit your ability to profit from an increase in the market value of the Company securities.
Commercial and Confidential Property of Beyond Meat®

INSIDER TRADING POLICY
No margin accounts or pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin or foreclosure sale may occur at a time when you are aware of material non-public information or otherwise are not permitted to transact in the Company securities, you are prohibited from holding the Company securities in a margin account or pledging the Company securities as collateral for a loan unless the pledge has been approved by the Compliance Officer.
Limited use of standing orders. Standing orders should be used only for three business days. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material non-public information may result in unlawful insider trading. A standing order incorporated into a 10b5-1 plan approved by the Company is permitted.
Event-specific blackout periods may apply
Although you are always responsible for monitoring for yourself whether you possess material non-public information, in addition to quarterly blackout periods applicable to certain Restricted Persons (defined below), from time to time the Company may decide to impose a special trading blackout on those who are aware of particular information that the Company determines may be considered material non-public information. This kind of trading blackout may be imposed in connection with a potential acquisition, anticipated positive or negative announcements of financial results, cybersecurity incidents or other potentially material developments. If you are subject to the blackout, you may not transact in any Company securities, except pursuant to a 10b5‑1 plan previously approved by the Company in accordance with this policy, until notified that the blackout has ended.
The Compliance Officer will determine whether an event-specific blackout should be imposed. The existence of an event-specific blackout will not be generally announced. If you are covered by the event-specific blackout, you will be notified by the Compliance Officer (or his or her designee). Even if you have not been notified, if you reasonably believe you are or should be subject to an event-specific blackout, you must adhere to the prohibition above. Any person made aware of an event-specific blackout should not disclose the existence of the blackout to anyone else.
No transacting in securities of other companies while aware of material non-public information
The Company may engage in business transactions with companies whose securities are publicly traded. These transactions may include, among other things, mergers, acquisitions, divestitures or renewal or termination of significant contracts or other arrangements. Information learned in connection with these transactions or relationships may constitute material non-public information about the other company. You are prohibited from engaging in transactions in the securities of these companies while aware of material non-public information about the companies and from communicating that information to any other person for such use.
No “tipping” of material non-public information
Commercial and Confidential Property of Beyond Meat®

INSIDER TRADING POLICY
You may not disclose material non-public information about the Company or any other publicly-traded company with which the Company has a business relationship, learned in connection with your role as a Covered Person, to others, make recommendations or express opinions to others about investments in or the prospects of the Company or those companies while in possession of this information, or otherwise make unauthorized disclosure or use of this information, regardless of whether you profit or intend to profit by the tipping, disclosure, or use. This practice, known as “tipping”, also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain or intend to gain any benefit from another's trading or the disclosure or use of such information.
You should not communicate material non-public information to anyone within the Company other than on a need-to-know basis.
Participation in electronic bulletin boards, chat rooms, blogs or websites must be consistent with this policy
Any written or verbal statement that would be prohibited under the law or under this policy is equally prohibited if made on the internet or through social media platforms, regardless of whether you use your own name or a pseudonym, including the disclosure of material non-public information about the Company or material non-public information with respect to other publicly-traded companies with which Company has a business relationship learned in connection with your role as a Covered Person.
Post-employment transactions may be prohibited
The portions of this policy relating to trading while in possession of material non-public information and the disclosure of that information to others, continue to apply to transactions in the Company securities even after termination of employment or association with the Company. If you are aware of material non-public information about the Company when your employment or other business relationship with the Company ends, you may not transact in the Company securities or disclose the material non-public information to anyone else until that information is made public or becomes no longer material.
Exceptions
In certain limited circumstances, a transaction otherwise prohibited by this policy may be permitted if, prior to the transaction, the Compliance Officer determines that the transaction is not inconsistent with the purposes of this policy. The existence of a personal financial emergency does not excuse you from compliance with this policy and will not be the basis for an exception to the policy for a transaction that is inconsistent with the purposes of the policy. You should be aware that the Compliance Officer cannot provide you with personal legal advice, and the Compliance Officer’s approval is not a legal opinion that a transaction is lawful.
Commercial and Confidential Property of Beyond Meat®

INSIDER TRADING POLICY
Additional Requirements Applicable to Restricted Persons
“Restricted Persons” are those who are at an enhanced risk of possessing material non-public information during periods of time proximate to quarterly announcements of financial results and who therefore must exercise greater diligence to comply with insider trading prohibitions. This group includes Section 16 Persons and certain senior finance, legal, HR, business development, investor relations, corporate communication and management associates at corporate headquarters and in the Company’s business units, as well as any other employees in a role that makes it likely they will have awareness of material non-public information in proximity to quarterly announcements of financial results. “Section 16 Person” means the Company’s executive officers and directors, including the Company’s principal accounting officer (if separate from the Company’s principal financial officer). If you are not a Section 16 Person, you will be notified by the Compliance Officer (or his or her designee) if you are considered a Restricted Person under this policy. Even if you have not been notified, if you believe you should be a Restricted Person, you must adhere to the prohibitions in this section.
If you are a Restricted Person, the procedures set forth in this section of the policy will cease to apply to your transactions in the Company securities upon the expiration of any blackout period that is applicable to your transactions at the time your employment or other relationship with the Company ends.
Quarterly blackout periods. No Restricted Person may transact in the Company securities during a quarterly blackout period, regardless of whether they are then actually aware of material non-public information.
A quarterly blackout period is in effect with respect to each quarterly announcement of financial results, starting on the fifteenth day of the third month of each fiscal quarter (provided, if the fifteenth day of the month is not a business day, then the next business day) and ending when one full trading day has passed following the public announcement of the Company’s quarterly or year-end financial results. The Company has selected this period because it is the time when there is likely to be material non-public information about the Company that may be available to Restricted Persons.
Notwithstanding the above, a quarterly blackout period does not prohibit (a) trading in the Company securities pursuant to a valid pre-existing 10b5-1 plan approved by the Company as described below, (b) the exercise of stock options issued under the Company plans if the exercise price is paid in cash or through the Company withholding a portion of the shares underlying the options, or withholding by the Company of underlying shares to satisfy tax withholding requirements, (c) the automatic deduction of shares by the Company from your restricted stock unit account to satisfy the minimum statutory tax withholding liability upon settlement of restricted stock units, and (d) any mandatory open market sale of vested shares arranged by the Company on your behalf to satisfy tax withholding liabilities upon settlement of vested restricted stock units.
Trading pre-clearance requirement for certain Restricted Persons. Certain Restricted Persons designated by the Compliance Officer, in consultation with the Chief Executive Officer and/or the Chief Financial Officer from time to time, must obtain pre-clearance by the Compliance Officer before entering into or
Commercial and Confidential Property of Beyond Meat®

INSIDER TRADING POLICY
modifying a 10b5-1 plan, or directly or indirectly engaging in any transaction involving the Company securities, including, but not limited to, purchases, sales, and gifts (including, without limitation, donations). Those Restricted Persons who are required to obtain pre-clearance will be notified from time to time by the Compliance Officer (or his or her designee) of the applicable pre-clearance or other procedures applicable to them. The Compliance Officer may not engage in a transaction in the Company securities unless the Company’s Chief Financial Officer or Chief Executive Officer has pre-cleared the transaction.
The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit a transaction for any reason, even if it would not violate the federal securities laws or a specific provision of this policy. In certain circumstances, other individuals may be asked to clear with the Compliance Officer all proposed transactions before initiating them. The fact that a particular intended transaction has been denied pre-clearance should be treated as confidential information and should not be disclosed to any person unless authorized by the Compliance Officer. You should be aware that the Compliance Officer cannot provide you with personal legal advice, and the Compliance Officer’s approval is not a legal opinion that a transaction is lawful.
If a request for pre-clearance is approved, you have three business days to effect the transaction (or, if sooner, before commencement of a quarterly or event-specific blackout period). Under no circumstance may a person transact in Company securities while aware of material non-public information about the Company, even if pre-cleared. Thus, if you become aware of material non-public information after receiving pre-clearance, but before the transaction has been executed, you must not effect the pre-cleared transaction.
The Company’s approval of any particular transaction under this pre-clearance procedure does not insulate any Restricted Person from liability under the securities laws. The ultimate responsibility for determining whether an individual is in compliance with the securities laws rests with that individual in all cases. Neither the Company, nor the Compliance Officer, nor the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance, or for any approved transactions.
Other Procedures
In communicating material non-public information to Covered Persons, all Covered Persons must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information. This includes taking precautions to prevent unauthorized disclosure of material non-public information about the Company in accordance with such other policies. Prohibitions and procedures relating to the internal and external dissemination of material non-public information are addressed in the Company’s Corporate Communications and Social Media Policy.
The Company shall provide training programs designed to promote compliance with insider trading laws and this policy. Participation by Covered Persons (excluding family members and entities considered Covered Persons for purposes of this policy) in such programs is mandatory.
Commercial and Confidential Property of Beyond Meat®

INSIDER TRADING POLICY
As appropriate and directed by the Compliance Officer, Covered Persons will be required to complete and sign or confirm electronically an Insider Trading Policy Acknowledgment. Each such acknowledgment shall form a part of the certifying individual’s permanent personnel file.
10b5-1 Plans
It is not a violation of this policy to transact in the Company’s securities while you are aware of any material non-public information or during a blackout period if: (i) the transactions are made pursuant to a written trading plan (a “10b5-1 plan”) that complies with the requirements of this policy, the Company’s Guidelines for Rule 10b5-1 Plans and Rule 10b5-1(c) (as such rules and regulations may be amended from time to time by the SEC, including any SEC Staff interpretations relating thereto) (“Rule 10b5-1”) under the Exchange Act; (ii) the 10b5-1 plan was not entered into while you were subject to a blackout period; (iii) the 10b5-1 plan contains a representation certifying that, on the date of adoption of the 10b5-1 plan, you (a) are not aware of material non-public information about the Company or its securities and (b) adopted the 10b5-1 plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act; and (iv) the 10b5-1 plan was pre-cleared in writing in advance by the Compliance Officer; provided, however, that any and all transactions in the Company’s securities under a 10b5-1 plan that satisfies the conditions in clauses (i) through (iv) shall not qualify for the foregoing exception if after you have entered into the 10b5-1 plan you fail to act in good faith with respect to it, including with respect to modifications and terminations. Trades executed as specified by the plan are not subject to the pre-clearance requirements contained in this policy.
These pre-planned trading programs are available directors, officers and such other individuals as may be designated from time to time by the Compliance Officer. Such persons must submit a proposed 10b5-1 plan and any modification of a 10b5-1 plan, including termination of a 10b5-1 plan other than pursuant to the existing terms of a 10b5-1 plan, for pre-clearance in accordance with the provisions herein at least five (5) business days before the desired date of entry into or modification of such a plan. For more information about how to establish a 10b5-1 plan, please contact the Compliance Officer. The Company reserves the right to disapprove any submitted plan, even if it complies with SEC Rule 10b5-1(c) and otherwise complies with this policy.
The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a 10b5-1 plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a 10b5-1 plan.
Transactions by the Company
The Company will not transact in its own securities, except in compliance with applicable securities laws.
Regulatory and Law Enforcement Inquiries
Commercial and Confidential Property of Beyond Meat®

INSIDER TRADING POLICY
You should be aware that regulatory agencies such as the SEC, the Department of Justice and FINRA regularly inquire about market trading in securities. If the Company receives such an inquiry, the Company intends to cooperate and will provide information requested, such as information regarding individuals’ trading and awareness of material non-public information.
Inquiries
Any questions about this policy, its application to a proposed transaction, or the requirements of applicable laws should be directed to the Compliance Officer.
Commercial and Confidential Property of Beyond Meat®